ROSS MILLER Secretary of State 204 North Carson Street, Ste 1 Carson City, Nevada 89701-4069 (775) 684-5708 Website: www.nvsos.gov

Certificate of Amendment (PURSUANT TO NRS 78)
Filed in the office of /s/ Ross Miller Ross Miller Secretary of State State of Nevada	Document Number 20110010577-24
Filing Date and Time 01/07/2011 8:00 AM
Entity Number E0365842010-6

USE BLACK INK ONLY – DO NOT HIGHLIGHT	ABOVE SPACE FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporation
Pursuant to NRS 78.385 and 78.390 - (After issuance of Stock)

1. Name of the corporation:
EMERGING GROWTH ACQUISITION I, INC.

2. The articles have been amended as follows (provide article number if available):
ARTICLE I

    1.    The total number of shares, of stock which the Corporation shall have authority to issue is One Hundred and Ten Million (110,000,000) which shall consist of (i) One Hundred Million (100,000,000) shares of common stock, par value $0.001 per share (the "Common Stock"), and( ii) Ten Million (10,000,000) shares of blank check preferred stock, par value $0.001 per share (the "Preferred Stock").

See attached for continuation of amendment

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power or such greater proportion of the voting power as may be required in the case of a vote by classes or series , or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is:    100%

4. Effective date of filing (optional):

5. Officer signature (required): X /s/

*if any proposed amendment would alter or change any preference or any relative to other right given to any class or series of outstanding shares, then the amendment must be approved by the vote. In addition to the affirmative vote otherwise required of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit the proper fees ay cause this filing to be rejected.

This form must be accompanied by appropriate fees.

ARTICLES OF AMENDMENT
TO
ARTICLES OF INCORPORATION
OF
EMERGING GROWTH ACQUISITIONS INC
a Nevada corporation
(Pursuant to NRS 78)

Pursuant to Nevada Revised Statutes (NRS) 78.390, EMERGING GROWTH ACQUISITIONS I, INC., a corporation organized and existing under the laws of the State of Nevada (the "Corporation"), does hereby certify:

FIRST: That the board of directors has resolved, and the holders of all issued and outstanding shares of common stock of the Corporation have approved, the following amendments to the Corporation's Articles of Incorporation:

ARTICLE I

1.
The total number of shares of stock which the Corporation tau have authority to issue is One Hundred and Ten Million (110,000,000) which shall consist of, (i) One Hundred Million (100,000,000) shares of common stock, par value $0,001 per share (the "Common Stock"), and (ii) Ten Million (10,000,000) shares of blank check preferred stock, par value $0.001 per share (the "Preferred Stock").

(a)	The Preferred Stock may be issued in one or more series, from time to time, with each such series to have such designation, relative rights, preferences or limitations as shall be and expressed in the resolution or resolutions providing for the issue of such series adopted, by the Board of Directors of the Corporation (the “Board"), subject to the limitations prescribed by law and in accordance with the provisions hereof the Board being hereby expressly vested with authority to adopt any such resolution or resolutions. The authority of the Board with respect to each series of Preferred Stock shall include but not be limited to, the determination or fixing of the following:

(i)
The distinctive designation and number of shares comprising such series, which number may (except where otherwise provided by the Board increasing such series) be increased or decreased (but not below the number of shares then outstanding) from time to time by like action of the Board;

(ii)
The dividend rate of such series, the conditions and time upon which such dividends shall be payable, the relation which such dividends shall bear to the dividends payable on any other class or classes of stock or series thereof, or fitly other series of the same class, and whether such dividends shall be cumulative or non-cumulative;

(iii)
The conditions upon which the shares of such series shall be subject to redemption by the Corporation and the times, prices and other terms and provisions upon which the shares of the series may be redeemed;

(iv)
Whether or not the shares of the series shall be subject to the operation of retirement or sinking fold to be applied to the purchase or redemption of such shares and. If such retirement or sinking attend be established, the annual Emotion thereof and the terms and provisions relative to the operation thereof;

(v)
Whether or not the shares of the series shall be convertible into or exchangeable tor shares of any other class or clones, with or without par value, or army other sates of the same class, and, if envision is made for conversion or exchange, the times, prices, rates, adjustments and other terms and conditions of such conversion for exchange;

(vi)	Whether or not the shares of the series shall have voting rights; in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(vii)	The rights of the shares of the series in the event of voluntary or involuntary liquidation, dissolution or upon the distribution of assets of the corporation; and

(viii)
Any other powers, preferences and relative participating. optional or other special rights, and qualifications, limitations or restrictions thereof, of the shares of such series, as the Board may deem advisable and as shall not be inconsistent with the provisions of this Articles of Incorporation.

(b) The holders of shares of the Preferred Stock of each series shall be entitled to receive, when as declared by the Board, out of funds legally available for the payment of dividends, dividends (if any) at the rates fixed by the Board for such series before any cash dividends shall be declared and paid or set Riot for payment, on the Common Stock with respect to the same dividend period.

(c) The holders of shares of the Preferred Stock of each series shall be entitled, upon liquidation or dissolution or upon the distribution of the assets of the Corporation, to such preferences as provided in the resolution or resolutions creating such series of Preferred Stock, and no more, before any distribution of the assets of the Corporation shall be made to the holders of shares of the Common Stock. Whenever the holder of shares of the Preferred Stock shall have been paid the full amounts to which they shall be entitled, the holders of shares of the Common Stock shall be entitled to share ratably in all remaining assets of the Corporation.

       2.       Corporation shall have perpetual existence.

3.           The personal liability of the directors of the Corporation is hens by eliminated to the fullest extent permitted by the General Corporation Law of the State of Nevada, as the same may be amended mind supplemented. Any repeal or amendment of this Article by the stockholders of the Corporation shall he prospective.

4.           The Corporation shall, to the fullest extent permitted by the General Corporation Law  of  the State of Nevada, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said Law from and against any and all of the expenses, liabilities or other matters referred to in or covered by said Law, and the Indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

5.           The nature of the business of the Corporation and the objects or the purposes to I be transacted, promoted, or carried on by it are to engage in any lawful activity.

  6.           The Corporation reserves the right to amend, alter, change, or repeal any provision contained in these Articles of Incorporation in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

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